Exhibit 10.39

TRADEMARK LICENSE AGREEMENT

THIS TRADEMARK LICENSE AGREEMENT (hereinafter the “Agreement”) is made and entered into as of this 30th day of March 2017, by and between Helios & Matheson Information Technology Ltd., a corporation of India (hereinafter “Licensor”), and Helios and Matheson Analytics Inc., a Delaware corporation (hereinafter “Licensee”).

W I T N E S S E T H:

WHEREAS, Licensor owns all right, title, and interest in and to the trademarks and trade names listed on the attached Exhibit A (hereinafter the “Trademarks”); and

WHEREAS, Licensee desires to use the Trademarks in connection with any and all aspects of its business operations including, but not limited to, Licensee’s business and corporate name, and on any goods or services offered for sale or sold by Licensee.

NOW, THEREFORE, in consideration of the promises and mutual obligations set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Licensor and Licensee hereby agree as follows:

LICENSE

1.01.     Licensor hereby grants to Licensee a perpetual non-exclusive license to use the Trademarks on a worldwide basis. Licensee shall not assign or sub-license the License at any time without the express written consent of Licensor.

1.02.     The License shall be royalty free for as long as the Agreement remains in full force and effect.

1.03.     Licensee may use the Trademarks for any purpose related to the business and advertising operations of Licensee.

LICENSOR’S RIGHTS AND OBLIGATIONS

2.01.     Licensor agrees to maintain any and all trademark applications and registrations, pending or issued, in any country or jurisdiction, as of the date of this Agreement, for the Trademarks. Licensee agrees to cooperate in the filing of any affidavits and applications by providing proof of use of the Trademarks upon Licensor’s reasonable request.

LICENSEE’S RIGHTS AND OBLIGATIONS

3.01.     Licensee shall maintain, at its own expense, sufficient product liability insurance to cover Licensor and Licensee as their respective interests may appear. Licensee shall, at Licensor’s request, furnish certificates of such insurance together with satisfactory evidence that the premiums thereof have been paid.

3.02.     Licensee agrees to cooperate with Licensor to maintain and enforce all common law and statutory rights in the Trademarks, including notifying Licensor in writing of any infringement. Licensee agrees not to sell products or offer services of lesser quality under the Trademarks than those being sold by Licensee under the Trademarks at the time of execution of this Agreement.

3.03.     Licensee agrees to cooperate with Licensor in all efforts to enforce rights under the Trademarks.

TERMINATION

4.01.     Licensor shall have the right to terminate the Agreement upon the occurrence of any of the following events:

a.

Licensee consummates a business combination or merger, pursuant to which Licensee is not the surviving corporation, or Licensee consummates a sale of substantially all of its assets without consent or approval of Licensor, such consent or approval not being unreasonably withheld;

b.

Licensee files, or becomes a debtor subject to, a bankruptcy proceeding, which proceeding or filing was not commenced by Licensor or consented to by Licensor, such consent not being unreasonably withheld.

4.02.     Should any of the events listed in Section 4.01 above occur, Licensee shall discontinue all use of the Trademarks, and will not any time thereafter use the Trademarks, or any other trademark, service mark, or trade name similar thereto or likely to be confused therewith, provided however, that Licensee shall have a period of six (6) months in which to dispose of any inventory of goods bearing any form of the Trademarks in existence at the time of termination.

NOTICE

4.03.	All notices and communications shall be sent to Licensor at:

Helios and Matheson Information Technology Ltd.
Crest No. 04-01, Ascendas International Tech Park

Taramani, Chennai 600 113, Tamilnadu, India

Attention: Chief Executive Officer

and to Licensee at:

Helios and Matheson Analytics, Inc.
The Empire State Building
350 5th Avenue, Suite 720
New York, NY 10118
Attention: Chief Executive Officer

by personal delivery, by electronic mail (with a second copy sent by U.S. Mail), by fax, by a national air carrier service, or by U.S. Mail, certified or registered, postage prepaid. Either party may from time to time notify the other party of a different address to which all notices or communications shall thereafter be addressed.

ENTIRE AGREEMENT

5.01.     This Agreement sets forth the entire agreement and understanding between the parties as to the subject matter of this Agreement and merges all prior discussions between them. The parties shall not be bound by any conditions, definitions, warranties, or representations with respect to the subject matter of this Agreement other than as expressly set forth herein or as duly set forth in subsequent modification(s), supplement(s), or agreement(s) properly executed by a duly authorized representative of the party or parties to be bound thereby.

5.02.     This Agreement is effective as of the date written above.

GOVERNING LAW

6.01.     This Agreement shall be construed in accordance with the laws of the State of New York, and shall be governed and construed by the internal laws of the State of New York. Licensor and Licensee agree that exclusive jurisdiction over any legal action arising out of or in connection with this Agreement will be in state or federal courts located in the borough of Manhattan, in the City of New York, New York. Licensor and Licensee hereby agree to such jurisdiction and venue.

Licensee:	Licensor:

HELIOS AND MATHESON ANALYTICS INC.	HELIOS & MATHESON INFORMATION TECHNOLOGY, LTD.

By:/s/ Theodore Farnsworth Name: Theodore Farnsworth Title: Chief Executive Officer	By: /s/ Muralikrishna Gadiyaram Name: Muralikrishna Gadiyaram Title: CEO and Managing Director

Exhibit A

“Helios and Matheson” and related trademarks, service names and service marks